CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Putnam Vista Fund:

We consent to the use of our report dated September 15, 2009, incorporated in this Registration Statement by reference, to the Putnam Vista Fund and to the references to our firm under the captions Financial Highlights in the prospectuses and Independent Registered Public Accounting Firm and Financial Statements in the Statement of Additional Information.

/s/ KPMG LLP
Boston, Massachusetts
November 23, 2009